Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 518
New York, NY 10170 USA

212 972 2000 direct
212 972 7884 fax
www.fusiontel.com

February 14, 2006

Dear Fusion Shareholder:

As we approach the first anniversary of the completion of our initial public offering, the following is an update on our business accomplishments and the opportunities for Fusion in the VoIP marketplace.

The VoIP industry, which is projected to increase from $82 billion in 2005 to $197 billion in 2007[1], is changing the way the world communicates. Ease of use, reduced costs and greater features and functionality are the primary drivers for the rapid adoption of VoIP. Fusion's target customers have historically experienced high cost of calling to, from, in and between the emerging markets, which contributes to the value proposition of VoIP.

Rather than focusing on developed countries where most other providers have concentrated, Fusion has chosen to deliver VoIP globally to the emerging market communities of interest around the world. This market segment represents over 82% of the world's population. Many of Fusion's target markets have different cultures, calling patterns and payment options requirements. *Fusion's marketing strategy focuses on delivering customized VoIP calling plans, feature packages and payment options to meet the needs of emerging market and ethnic communities around the world.*

To ensure its offerings are available to the largest number of global Internet users, Fusion has developed its service to work with a broadband or a dial-up connection to the Internet, a capability that we believe has been ignored by many VoIP service providers. This service delivery flexibility is very important since approximately 70% of the world's Internet users still connect through dial-up.

2005 was a year of building for Fusion, as we concentrated our efforts on designing and developing our VoIP infrastructure and expanding our business development pipeline.

Fusion's VoIP infrastructure improvements include major back office billing, reporting, monitoring and management and information systems enhancements. Additionally, the company significantly expanded the breadth of VoIP features that it will offer. These improvements were necessary to support future growth, as we believe that we have several opportunities in the pipeline that will require such enhanced capabilities and scalability.

Our decision to design, develop and build a best-of-breed retail infrastructure was in anticipation of supporting large-scale VoIP distribution efforts in both the consumer and business segments. The systems development and integration work required us to focus a significant amount of our resources on this project. We believe that our concentration on being a carrier-grade VoIP service provider will further differentiate Fusion from other companies that do not and cannot deliver an equivalent level or quality of service.

In that regard, we are now aggressively preparing for the launch of new products and services that we expect to roll-out in the near term. We have completed the infrastructure build out of the major network elements and are currently in the process of finalizing the development, integration and testing of our new services. We are very excited

[1] Insight Research

about these efforts and believe the introduction of this new suite of products and services will greatly enhance Fusion's position in the global VoIP marketplace.

Fusion's marketing and sales strategy, along with our focus on emerging markets and global communities of interest, is a valuable and compelling approach – one that we believe will position Fusion as a leader in the rapidly growing VoIP marketplace.

We look forward to updating you as we progress towards the successful implementation of our vision *To Be the Leading Provider of VoIP Services To, From, In and Between Emerging Markets Worldwide.*

Sincerely,

Marvin Rosen
Chairman, CEO

Matthew Rosen
President, COO